                                 United States
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                    Form 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number 0-21418

                      TREATS INTERNATIONAL ENTERPRISES, INC.
                 ------------------------------------------------
               (Exact name of registrant as specified in its charter)


                                418 Preston Street
                              Ottawa, Ontario, Canada
                                     K1S 4N2
                                  (613) 563-4073
------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                           Common Stock $.001 par value
             --------------------------------------------------------
             (Title of each class of securities covered by this Form)


                                        None
-------------------------------------------------------------------------------
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:


          Rule 12g-4(a)(1)(i)/x/           Rule 12h-3(b)(1)(i)/_/
          Rule 12g-4(a)(1)(ii)/x/          Rule 12h-3(b)(1)(ii)/_/
          Rule 12g-4(a)(2)(i)/x/           Rule 12h-3(b)(2)(i)/_/
          Rule 12g-4(a)(2)(ii)/x/          Rule 12h-3(b)(2)(ii)/_/
                                            Rule 15d-6---------/_/

Approximate number of holders of record as of the certification or notice date: 1.

Pursuant to the requirements of the Securities Exchange Act of 1934, Treats International Enterprises, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: July 21, 2003                  By: /s/ Paul J. Gibson
                                        ----------------------------------
                                         Paul J. Gibson, President